Company Contact:
         Donald H. Walker                        Bill Roberts, CTC
         Vice President-Finance and CFO           (937) 434-2700
         Frisch's Restaurants, Inc.              Ken Paneral, CTC
         (513) 559-5202                           (847) 729-8521


                           Frisch's Restaurants, Inc.
                  Declares 158th Consecutive Quarterly Dividend
                      And Adds to Stock Repurchase Program

FOR IMMEDIATE RELEASE
---------------------

Cincinnati, OH--June 6, 2000--Frisch's Restaurants, Inc. (Amex:FRS), today announced that the Board of Directors has declared an $.08 per share quarterly dividend payable July 10, 2000 to shareholders of record at the close of business on June 26, 2000. This will be the 158th consecutive quarterly dividend paid by Frisch's.

The Company also announced that the Board of Directors has approved an additional repurchase of up to 300,000 shares of its common stock. Today's approval supplements the board's previous authorizations to purchase up to 700,000 shares. To date, 665,406 shares have already been purchased. Purchases will be made on the open market or through block trades from time to time until the authorization expires on October 5, 2000.

Frisch's Restaurants, Inc. operates 88 family-style restaurants under the name of Frisch's Big Boy in Indiana, Kentucky and Ohio and licenses another 37 restaurants to other Big Boy operators. The Company owns and operates five Golden Corral restaurants in greater Cincinnati, with plans to develop 20 more in the Cincinnati, Louisville and Dayton markets. The Company will also operate (until they are sold) two high-rise hotels with banquet facilities and dining rooms in metropolitan Cincinnati. Frisch's has recorded positive net earnings for all 39 years the Company has been public.